EXHIBIT 10.19

EMPLOYMENT AGREEMENT
EXECUTIVE OFFICER

This Agreement is between Patrick Beharelle (“Executive”) and TrueBlue, Inc. or a TrueBlue, Inc. subsidiary, affiliate, related business entity, successor, or assign (collectively “TrueBlue” or “Company”).

RECITALS

WHEREAS, the Company and Staffing Solutions Holdings, Inc. and its corporate affiliates (collectively referred to herein as “Seaton”) and others are negotiating an agreement involving the purchase of the stock of Seaton (“the Purchase”);

WHEREAS, as a result of the Purchase, Seaton will become a wholly-owned subsidiary of Company;

WHEREAS, Executive is currently employed by Seaton;

WHEREAS, the Company wishes to continue Executive’s employment and Executive wishes to continue to be employed under the terms and conditions of this Agreement, subject to the closing of the Purchase;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and Executive agree as follows:

I.	COMPENSATION AND POSITION.
A.Employment.
Executive will play a key role on the executive team and will have company-wide management responsibility, including responsibility for affiliates of Company. Additionally, Executive is expected to access confidential and propriety information of Company which is vital to the ability of Company and its affiliates to compete in all of its locations. Executive entering into this Agreement is a condition of employment and access to such materials. Valuable consideration, including the mutual covenants and promises contained herein, including, without limit, the terms of Section II(A)(2), is provided to Executive to enter this Agreement, the sufficiency of which is expressly acknowledged.
B.Effective Date.
The terms and conditions of this Agreement shall become effective as of the close of the Purchase, provided that Executive has voluntarily accepted and executed Company’s Non-Competition Agreement (provided herewith). Acceptance and execution of Company’s Non-Competition Agreement is a condition of continued employment and is a condition precedent to the enforceability of this Agreement.
C.Title and Compensation.

1.    Title. Executive’s title shall be President and Chief Operating Officer, TrueBlue

Outsourcing Solutions Group. Executive may also have additional Company or Company affiliate titles. Executive’s title is subject to change, and shall be set forth in the Executive’s record with Company’s Human Resources department. Executive shall have such responsibilities, duties and authority as are customarily assigned to such position and shall render services as directed by the Company's Chief Executive Officer, Steve Cooper, to whom
Executive shall report, as of the effective date.

2.     Annual Base Salary. Executive will receive a base salary in a gross amount in accordance with the terms and conditions of the offer letter (“Offer Letter”) attached hereto as Exhibit A, which shall be on file with Company’s Human Resources department. This position is a salaried position which is exempt under the Fair Labor Standards Act and relevant state law. This salary is in compensation for all work performed by Executive. Executive warrants and acknowledges that Executive is not entitled to “overtime” pay. Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as Company is required to withhold pursuant to any applicable law, regulation or ruling and other customary and usual deductions.

3.    Bonus. Subject to the conditions set forth below, Executive will be eligible for a bonus in accordance with the terms and conditions of the Offer Letter.

4.    Equity Awards.

a.On Hire Equity Award. Following the closing of the Purchase, Executive will receive a one-time award of restricted shares having a value of 240% of base salary or $1,020,000. Shares will be granted on the first trading day of the month following the Effective Date. This award vests ratably over three years per the terms of the award agreement and subject to the terms and conditions of the TrueBlue, Inc. 2005 Long-Term Equity Incentive Plan.

b.Future Equity Awards. Executive will be eligible for future equity in accordance with the terms and conditions of the Offer Letter. The Bonus Plan and all aspects of bonus compensation may be changed at the discretion of the Compensation Committee and/or the Board of Directors.
D.Benefits.

1.    General. Executive shall be entitled to all benefits offered generally to executives of Company.

2.    Health & Welfare Benefits. Executive shall be entitled to all health and welfare benefits offered generally to executives of Company.

3.    Vacation. Executive shall be entitled each year during Executive’s employment to the number of vacation days generally available to employees of Company, during which time Executive’s compensation shall be paid in full, in accordance with policies in effect for employees to be established by Company from time to time.

II.	TERMS AND CONDITIONS.
A.Employment at Will.

1.    Company and Executive agree that Executive’s employment is not for any specific or minimum term or duration, and that subject to Section II(A)(2) of this Agreement, the continuation of Executive’s employment is subject to the mutual consent of Company and Executive, and that it is terminable at will, meaning that either Company or Executive may terminate the employment at any time, for any reason or no reason, with or without cause, notice, pre-termination warning or discipline, or other pre- or post-termination procedures of any kind. Executive acknowledges and agrees that any prior representations to the contrary are void and superseded by this Agreement, and that Executive may not rely on any future representations to the contrary, whether written or verbal, express or implied, by any statement, conduct, policy, handbook, guideline or practice of Company or its employees or agents. Nothing in this Agreement creates any right, contract or guarantee of continued or a length of term period of employment or gives Executive the right to any particular level of compensation or benefits and nothing in this Agreement should be construed as such. The parties agree that any decision maker who is charged with reviewing disputes surrounding Executive’s employment shall reject any legal theory, whether in law or in equity, that is claimed to alter at-will employment, unless such theory cannot be waived as a matter of law.

2.    (a)    In the event of termination of Executive’s employment for any or no reason or with or without Cause, by either Company or Executive, or if Executive’s employment ends due to the death or disability of Executive, Executive shall be paid unpaid wages and unused vacation earned through the termination date.

(b)    Provided that Executive’s employment does not end due to Executive’s death or disability, if Company terminates Executive’s employment without Cause as defined in this Agreement, or Executive terminates employment with Good Reason as defined in this Agreement, subject to the conditions set forth below, in addition to the amounts described in Sections II(A)(2)(a) and VI H. Executive shall be provided with the following as the sole remedy for such termination, subject to withholding:

(i)separation payments for twelve (12) months from the termination date at the base monthly salary in effect for Executive on the termination date, with the actual period of receipt of such payments being referred to as the “Severance Period”, provided, however, that if at the time of the Executive’s termination of employment the Executive is considered a “specified employee” subject to the required six-month delay in benefit payments under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, then the separation payments that would otherwise have been paid within the first six (6) months after the Executive’s termination of employment shall instead be paid in a single lump sum on (or within 15 days after) the six-month anniversary of such termination of employment. Payments for the remaining six (6) months shall be made monthly after such six-month anniversary; and
(ii)    accelerated vesting in any previously awarded stock options, restricted stock and other equity awards as if Executive had worked for the Company for twelve (12) months after Executive’s termination date, provided that any options or other equity awards that are not exercised within the time periods for exercise set forth in the applicable plan, sub-plan or grant agreement, shall expire in accordance with the terms of such plan, sub-plan or grant agreement, as this accelerated vesting will not extend or otherwise delay the time period for exercising an option or other equity award.

(c)    As a condition precedent to being entitled to receive the benefits set forth in Section II(A)(2)(b), within twenty-one (21) days of Executive’s termination, Executive must (i) sign and deliver and thereafter not revoke a release in the form of Exhibit B to this Agreement in accordance with its terms or a form otherwise acceptable to Company; (ii) be and remain in full compliance with all provisions of Section III and IV of this Agreement; and (iii) be and remain in full compliance with Company’s Non-Competition Agreement and any other covenants with Company entered into by Executive. Company shall have no obligation to make any payments or provide any benefits to the Executive hereunder unless and until the effective date of the waiver and release agreement, as defined therein.

3.    (a)    For the purpose of this Agreement, “Cause,” as used herein, means any of the following (alone or in combination):

(1)    Executive is convicted of or takes a plea of nolo contendere to a crime involving dishonesty, fraud or moral turpitude;

(2)    Executive has engaged in any of the following: (i) fraud, embezzlement, theft or other dishonest acts, (ii) unprofessional conduct, (iii) gross negligence related to the business or (iv) other conduct that is materially detrimental to the business as determined in the reasonable business judgment of Company;

(3)    Executive materially violates a significant Company policy (as they may be amended from time to time), such as policies required by the Sarbanes-Oxley Act, Company’s Drug Free Workplace Policy or Company’s EEO policies, and does not cure such violation (if curable) within twenty (20) days after written notice from Company;

(4)    Executive willfully takes any action that materially damages the assets (including tangible and intangible assets, such as name or reputation) of Company;

(5) Executive fails to perform Executive's duties in good faith or Executive persistently fails to perform Executive's duties, and does not cure such failures within ten (10) days after written notice from Company specifying in reasonable detail the manner in which Executive has allegedly failed to perform or, if notice and cure have previously taken place regarding a similar failure to perform if the circumstance recurs;

(6)    Executive uses or discloses (or allows others to use or disclose) Confidential Information, as defined in this Agreement, without authorization; or

(7)    Executive breaches this Agreement in any material respect and does not cure such breach (if curable) within twenty (20) days after written notice from Company specifying in reasonable detail the manner of the alleged breach or, if notice and cure have previously taken place regarding a similar breach, if a similar breach recurs.

For the avoidance of doubt, the failure of Executive to achieve any financial goal, target or projection related to the business or operations of the Company shall not, in and of itself, constitute "Cause" as defined herein.

(b)    For the purpose of this Agreement, “Good Reason,” as used herein, means:

(1) any material breach of this Agreement by Company which, if curable, has not been cured within twenty (20) days after Company has been given written notice of the need to cure the breach;

(2) a substantial reduction of responsibilities assigned to Executive, including the loss of the title of President (but not the loss of the COO title or a change in
Executive's reporting relationship so that he no longer reports to the Chief Executive Officer) provided that Company fails to remedy such reduction within twenty (20) days after being provided written notice thereof from Executive that Executive objects to the same;

(3) a reduction in Executive's base salary, other than as part of an across the- board salary reduction generally imposed on executives of Company, provided that Company fails to remedy such reduction(s) within twenty (20) days after being provided written notice thereof from Executive that Executive objects to the same; or

(4) Company requires Executive to move Executive's principal place of residence more than thirty (30) miles without Executive's prior written consent.

A termination of employment by the Executive for one of the reasons set forth in Section II. 3(b) (1) - (4) above will not constitute “Good Reason” unless, within the 60-day period immediately following the occurrence of such Good Reason event, Executive has given written notice to Company specifying in reasonable detail the event or events relied upon for such termination and Company has not remedied such event or events within twenty (20) days of the receipt of such notice.

B.Dispute Resolution; Arbitration; Exigent Relief.

Company and Executive agree that any claim arising out of or relating to this Agreement, or the breach of this Agreement, or Executive’s application, employment, or termination of employment, shall be submitted to and resolved by binding arbitration under the Federal Arbitration Act. Company and Executive agree that all claims shall be submitted to arbitration including, but not limited to, claims based on any alleged violation of Title VII or any other federal or state laws; claims of discrimination, harassment, retaliation, wrongful termination, compensation due or violation of civil rights; or any claim based in tort, contract, or equity. Any arbitration between Company and Executive will be administered by the American Arbitration Association under its Employment Arbitration Rules then in effect. The award entered by the arbitrator will be based solely upon the law governing the claims and defenses pleaded, and will be final and binding in all respects. Judgment on the award may be entered in any court having jurisdiction. In any such arbitration, neither Executive nor Company shall be entitled to join or consolidate claims in arbitration or arbitrate any claim as a representative or member of a class. Company agrees to pay for the arbiter’s fees. In any claim or jurisdiction where this agreement to arbitrate is not enforced, Company and Executive waive any right either may have to bring or join a class action or representative action, and further waive any right either may have under statute or common law or any other legal doctrine to a jury trial.

Notwithstanding any other provisions of this Agreement regarding dispute resolution, including this Section II B, Executive agrees that Executive’s violation or breach, or threatened violation or breach, of any provision of Section III of this Agreement (“Confidential Information”) and/or Executive’s violation or breach, or threatened violation or breach, of other provisions of this Agreement which otherwise place Company in peril that cannot be readily remedied by monetary damages, would cause Company irreparable harm which would not be adequately compensated by monetary damages and that a temporary and/or preliminary or permanent injunction may be granted by any court or courts having jurisdiction (subject to the venue provision of Section VI F.), restraining the Executive from violation or breach of the terms of this Agreement. The preceding sentence shall not be construed to limit Company from any other relief or damages to which it may be entitled as a result of the Executive's breach of any provision of this Agreement.
C.Duty of Loyalty.

Executive agrees to devote all time that is reasonably necessary to execute and complete Executive’s duties to Company. During the time necessary to execute Executive’s duties, Executive agrees to devote Executive’s full and undivided time, energy, knowledge, skill and ability to Company’s business, to the exclusions of all other business and sideline interests. Because of the agreement in the preceding sentence, during Executive’s employment with Company, Executive also agrees not to be employed or provide any type of services, whether as an advisor, consultant, independent contractor or otherwise in any capacity elsewhere unless first authorized, in writing, by a proper representative of Company. In no event will Executive allow other activities to conflict or interfere with Executive’s duties to Company. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit Executive from serving on corporate, industry, civic or charitable boards or committees, or authoring articles/books, so long as such activities do not interfere in any respect with the performance of Executive's responsibilities as an employee of the Company in accordance with this Agreement or violate
Sections III, IV or V of this Agreement. Executive agrees to faithfully and diligently perform all duties to the best of Executive’s ability. Executive recognizes that the services to be rendered under this Agreement require certain training, skills and experience, and that this Agreement is entered into for the purpose of obtaining such service for Company. Upon request, Executive agrees to provide Company with any information which Executive possesses and which will be of benefit to Company. Executive agrees to perform Executive’s duties in a careful, safe, loyal and prudent manner. Executive agrees to conduct him/herself in a way which will be a credit to Company’s reputation and interests, and to otherwise fulfill all fiduciary and other duties Executive has to Company.

Executive represents and warrants that Executive has been in full compliance with all prior covenants Executive has entered into protecting Company’s Confidential Information.
D.Reimbursement.

If Executive ever possesses or controls any Company funds (including without limitation cash and travel advances, overpayments made to Executive by Company, amounts received by Executive due to Company’s error, unpaid credit or phone charges, excess sick or vacation pay, or any debt owed Company for any reason, including misuse or misappropriation of company assets), Executive will remit them to Company corporate headquarters in Tacoma, Washington daily for the entire period of Executive’s possession or control of such Company funds unless directed otherwise in writing. At any time upon request, and at the time when Executive’s employment ends for any reason, even without request, Executive shall fully and accurately account to Company for any Company funds and other property in Executive’s possession or control. If Executive fails to do so, Executive hereby authorizes Company (subject to any limitations under applicable law) to make appropriate deductions from any payment otherwise due Executive (including without limitation,

Executive’s paycheck, salary, bonus, commissions, expense reimbursements and benefits), in addition to all other remedies available to Company.
E.Background Investigation and Review of Company Property.

1.    Executive agrees that at any time during employment Company may, subject to any applicable legal requirements, investigate Executive’s background for any relevant information on any subject which might have a bearing on job performance including, but not limited to, employment history, education, financial integrity and credit worthiness, and confirm that Executive has no criminal record during the last ten years. Executive shall sign any and all documents necessary for Company to conduct such investigation. For this purpose, Executive specifically authorizes Company to obtain any credit reports, background checks and other information which may be useful. Executive acknowledges and, except as may be limited by applicable law, agrees to abide at all times by the terms of Company’s drug and alcohol policy. Executive understands that failure to comply with Company’s policies, including its drug and alcohol policies, may result in termination of employment.

2.    Executive acknowledges and agrees that unless otherwise expressly prohibited by law, Company has the complete right to review, inspect and monitor all Company property, including, without limitation, email, voicemail, and computer property of Company, and to review, inspect and monitor Executive’s use of the internet or other computer related transmission of information, including, without limitation, the identity and use of USB and other computer related drives. Executive acknowledges that Executive has no expectation of privacy in Company’s property, including, without limitation, email, voicemail, and computer property.

III.	CONFIDENTIAL INFORMATION.
A.Non-Disclosure and Non-Use and other Protection of Confidential Information.

1.    In connection with Executive’s duties, Executive may have access to some or all of Company’s “Confidential Information,” whether original, duplicated, computerized, memorized, handwritten, or in any other form, and all information contained therein, including, without limitation: (a) the ideas, methods, techniques, formats, specifications, procedures, designs, strategies, systems, processes, data and software products which are unique to Company; (b) all of Company’s business plans, present, future or potential customers or clients (including the names, addresses and any other information concerning any customer or client), marketing, marketing strategies, pricing and financial information, research, training, know-how, operations, processes, products, inventions, business practices, databases and information contained therein, its wage rates, margins, mark-ups, finances, banking, books, records, contracts, agreements, principals, vendors, suppliers, contractors, employees, applicants, Candidates, skill sets of applicants, skill sets of Candidates, marketing methods, costs, prices, price structures, methods for calculating and/or determining prices, contractual relationships, business relationships, compensation paid to employees and/or contractors, and/or other terms of employment, employee evaluations, and/or employee skill sets; (c) the content of all of Company’s operations, sales and training manuals; (d) all other information now in existence or later developed which is similar to the foregoing; (e) all information which is marked as confidential or explained to be confidential or which, by its nature, is confidential or otherwise constitutes the intellectual property or proprietary information of Company; and/or (f) any of Company’s “trade secrets”. For the purposes of this Section III, all references to, and agreements regarding, Confidential Information or Confidential Information of Company also apply to Confidential Information belonging to any affiliate of Company, and to any confidential or proprietary information of third party clients that Company has an obligation to keep confidential. Executive’s covenants in this Section III shall protect affiliates and clients of Company to the same extent that they protect Company. Confidential Information shall not include any portion of the foregoing which (i) is or becomes generally available to the public in any manner or form through no fault of Executive, or (ii) is approved for Executive’s disclosure or use by the express written consent of the Chief Executive Officer of Company, Inc.
2.    Executive agrees and acknowledges that all Confidential Information is to be held in confidence and is the sole and exclusive property of Company and/or its affiliates or clients. Executive recognizes the importance of protecting the confidentiality and secrecy of Confidential Information. Executive agrees to use Executive’s best efforts to protect Confidential Information from unauthorized disclosure to others. Executive understands that protecting Confidential Information from unauthorized disclosure is critically important to Company’s success and competitive advantage, and that the unauthorized use or disclosure of Confidential Information would greatly damage Company. Executive recognizes and agrees that taking and using Confidential Information, including trade secrets, by memory is no different from taking it on paper or in some other tangible form, and that all of such conduct is prohibited. Executive agrees that, prior to use or disclosure, Executive will request clarification from Company’s legal department if Executive is at all uncertain as to whether any information or materials are “Confidential Information.”

3.    During Executive’s employment and in perpetuity after the termination of Executive’s employment for any or no cause or reason, Executive agrees: (a) not to use (or allow others to wrongfully use) any Confidential Information for the benefit of any person (including, without limitation, Executive’s benefit) or entity other than Company; and (b) not to, except as necessary or appropriate for Executive to perform Executive’s job responsibilities, disclose (or allow others to wrongfully disclose) any Confidential Information to others or download or make copies of any Confidential Information without Company’s written consent, or remove any such records from the offices of Company except for the sole purpose of conducting business on behalf of Company. If at any time Executive ever believes that any person has received or disclosed or intends to receive or disclose Confidential Information without Company’s consent, Executive agrees to immediately notify Company.

4.    At any time during Executive’s employment upon Company’s request, and at the end of Executive’s employment with Company, even without Company’s request, Executive covenants, agrees to, and shall immediately return to Company, at its headquarters in Tacoma, Washington, all Confidential Information as defined herein, and all other material and records of any kind concerning Company’s business, and all other property of Company that Executive may possess or control.

5.    At all times, Executive agrees not to directly or indirectly take, possess, download, allow others to take or possess or download, provide to others, delete or destroy or allow others to delete or destroy, any of Company’s Confidential Information or other property, other than in the normal course of business.

6.    Executive agrees that these covenants are necessary to protect Company’s Confidential Information, and Company’s legitimate business interests (including, without limitation, the confidentiality of Company’s business information and other legitimate interests), in view of Executive’s key role with each branch of Company and its affiliates and the extent of confidential and proprietary information about the entire Company and its affiliates and clients to which Executive has information. Company and Executive agree that the provisions of this Section III do not impose an undue hardship on Executive and are not injurious to the public; that they are necessary to protect the business of Company and its affiliates and clients; that the nature of Executive’s responsibilities with Company under this Agreement and Executive’s former responsibilities with Company provide and/or have provided Executive with access to Confidential Information that is valuable and confidential to Company; that Company would not continue to employ Executive if Executive did not agree to the provisions of this Section III; that this Section III is reasonable in its terms and that sufficient consideration supports this Agreement, including, without limit, this Section III.

7.    The covenants set forth above are independent of any other provision of this Agreement. Executive agrees that they will be enforceable whether or not Executive has any claim against Company. Executive and Company agrees that this Agreement should be interpreted in the way that provides the maximum protection to Company’s Confidential Information.

8.    Executive acknowledges that if Executive violates any of the foregoing covenants, the damage to Company will be such that Company is not likely to be made whole with a monetary award. Therefore, Executive agrees that if Executive violates or threatens to violate any such covenant, Company will be entitled to a temporary restraining order, a preliminary injunction and/or a permanent injunction, in addition to any and all other legal or equitable remedies available under law and equity.

9.    Executive represents and warrants that Executive has been in full compliance with the provisions protecting Company’s Confidential Information as set forth in any previous agreement with the Company, as well as all other terms and conditions of any previous agreement with the Company.
B.Other Employers and Obligations.
1.Executive represents to Company that Executive is not subject to any restriction or duties under any agreement with any third party or otherwise which will be breached by employment with Company, or which will conflict with Company’s best interests or Executive’s obligations under this Agreement.

2.    Executive warrants that Executive’s employment with Company will not violate any contractual obligations with other parties. Executive will not use during Executive’s employment with Company nor disclose to Company any confidential or proprietary information or trade secrets from any former or current employers, principals, partners, co-venturers, customers or suppliers, and will not bring onto Company’s premises any unpublished document or any property belonging to any such person or entities without their consent. Executive will honor any non-disclosure, proprietary rights, or other contractual agreements with any other person or entity and has disclosed to Company any such agreements that may bear on employment with Company. Executive agrees to tell any prospective new employer about this Agreement and its terms.

IV.	ASSIGNMENT OF INVENTIONS.

A.    Inventions Assignment.

Executive will make prompt and full disclosure to Company, will hold in trust for the sole benefit of Company, and does assign exclusively to Company all right, title and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material and trade secrets (collectively herein “Inventions”) that Executive solely or jointly may conceive, develop, author, reduce to practice or otherwise produce during Executive’s employment with Company.

B.    Outside Inventions.

Executive’s obligation to assign shall not apply to any Invention about which Executive can prove all the following: (a) it was developed entirely on Executive’s own time; (b) no equipment, supplies,

facility, services or trade secret information of Company was used in its development; (c) it does not relate (i) directly to the business of Company or its affiliates or (ii) to the actual or demonstrably anticipated business, research or development of Company or its affiliates; and (d) it does not result from any work performed by Executive for Company or its affiliates. Executive shall attach a list of all existing Inventions meeting these requirements to this Agreement.

V.	COMPLIANCE WITH LAWS AND COMPANY’S CODE OF CONDUCT AND CORPORATE GOVERNANCE GUIDELINES.

A.    Commitment to Compliance.

Company is committed complying with all laws and regulations, including the duty to providing equal employment opportunity for all persons regardless of race, color, gender, creed, religion, age, marital or family status, national origin, citizenship, mental or physical disabilities, veteran status, ancestry, citizenship, HIV or AIDS, sexual orientation, on-the-job-injuries, or the assertion of any other legally enforceable rights, or other protected status under applicable law. Equal opportunity extends to all aspects of the employment relationship, including hiring, transfers, promotions, training, termination, working conditions, compensation, benefits, and other terms and conditions of employment. Company is likewise committed to ensuring that employees are accurately paid for all hours worked, and that all employees are authorized to work in the United States.

B.    Duty to Comply with the Law.

Executive agrees to and shall comply with all federal, state and local laws and regulations, including, without limit, equal employment opportunity laws, wage and hour laws, and immigration laws. Executive agrees to and shall immediately notify Company if Executive becomes aware of a violation of the law, or suspects a violation of the law has or will occur. Executive acknowledges that Executive may be held personally liable for intentional violations.

C.    Duty to Comply with Company’s Code of Conduct.

Executive acknowledges and agrees that it is Executive’s duty to be familiar with Company’s Code of Conduct and to comply with all of its provisions.

VI.	MISCELLANEOUS.
A.Integration.

Except with respect to Company’s Non-Competition Agreement, Indemnification Agreement, the Change in Control Agreement, and the Offer Letter (i) no promises or other communications made by either Company or Executive are intended to be, or are, binding unless they are set forth in this Agreement; and (ii) this Agreement, including Exhibit A, contains the entire agreement between the parties and replaces and supersedes any prior agreements, including previous employment agreement(s). This Agreement may not be modified except by a written instrument signed by the Chief Executive Officer. This Agreement will be binding upon Executive’s heirs, executors, administrators and other legal representatives.
B.Choice of Law.

Company and Executive agree that this Agreement and all interpretations of the provisions of this Agreement will be governed by the laws of the State of Washington, without regard to choice of law principles.

C.No Waiver.

If Company waives any condition or term of this Agreement, Company is not waiving any other condition or term, nor is Company waiving any rights with respect to any future violation of the same condition or term. If Company chooses to refrain from enforcing any condition or term, Company does not intend to waive the right to do so.
D.Severability.

The provisions of this Agreement are intended to be severable from each other. No provision will be invalid because another provision is ruled invalid or unenforceable. If any provision in this Agreement is held to be unenforceable in any respect, such unenforceability shall not affect any other provision of this Agreement and shall be re-written to provide the maximum effect consistent with the intent of the provision.
E.Assignment.

Company reserves the right to assign this Agreement to its affiliates, an affiliated company or to any successor in interest to Company’s business without notifying Executive, and Executive hereby consents to any such assignment. All terms and conditions of this Agreement will remain in effect following any such assignment.
F.Venue and Consent to Jurisdiction.
Where the parties have mutually waived their right to arbitration in writing or have not yet sought to enforce their right to compel arbitration, or where a temporary and/or preliminary or permanent injunction may be necessary to protect the interests of Company, Executive and Company hereby irrevocably and unconditionally submit to the jurisdiction of the Washington State Superior Court for Pierce County, or the United States District Court, Western District of Washington at Tacoma or to any court in any location where Executive is threatening to breach or is engaged in breaching the Agreement; Executive and Company consent to submit to venue and personal jurisdiction of the courts identified herein, and agree to waive any objection to venue or personal jurisdiction in these courts, including but not limited to any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Executive and Company agree that the choice of venue lies solely in the discretion of Company.
G.Non-Disparagement.
At all times during the Executive’s employment with Company and following termination of that employment by either Executive or Company, Executive will not publicly disparage Company or its Subsidiaries or any of their respective directors, officers or employees. Executive will not be in breach of this provision by providing information as required by law or legal compulsion.
H.Survival.

Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections II A., B. and D., III, IV, and VI do and shall survive any termination of the Executive’s employment and/or the assignment of this Agreement by Company to any successor in interest or other assignee.
I.Section 409A of the Code.

To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by Company without the consent of the Executive).

J.Other.

The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. References to Sections are to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.
EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS READ AND UNDERSTANDS THIS AGREEMENT, THAT EXECUTIVE HAS BEEN GIVEN AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL CONCERNING THE TERMS OF THIS AGREEMENT, AND THAT EXECUTIVE AGREES TO THE TERMS OF THIS AGREEMENT.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

EXECUTIVE

Signed: /s/ A. Patrick Beharelle

Name:  Patrick Beharelle

By signing this Agreement, I accept and acknowledge that I will abide by the terms and conditions of this Agreement. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by Company, nor shall it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause.

COMPANY By: /s/ Jim Defebaugh Name: Jim Defebaugh Title: EVP, General Counsel, Secretary